BLUE BIRD CORPORATION ANNOUNCES LEADERSHIP CHANGES

Macon, GA, June 22, 2021 – Blue Bird Corporation (“Blue Bird” or “Company”) (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, announced today that it has appointed Matthew Stevenson as President of the Company, effective July 1, 2021. Mr. Stevenson is expected to succeed Philip Horlock as Chief Executive Officer (“CEO”), who has elected to retire from the Company, no later than November 1, 2021.

With the July 1 leadership change, Mr. Horlock, President and CEO since April 2011, will step down as President but will continue as CEO until Mr. Stevenson’s planned appointment to the position later this year. In addition, from January 1 to December 31, 2022, Mr. Horlock will assume a senior-advisor role in a consulting capacity for Mr. Stevenson and the Company and remain a Director until his term ends in 2023. These actions and timing allow for a smooth transition for the leadership change.

The Company also announced that Tom Roberts, its Chief Administrative Officer since 2016, will retire on October 31, 2021 and will not be replaced.

“We are excited to welcome Matt to the Blue Bird Team," said Kevin Penn, Chairman of the Board of Blue Bird Corporation. “Matt has a strong background as a business leader who drives growth and profitability, and with his extensive commercial-vehicle experience, he is a great fit for Blue Bird. Under Phil’s leadership, Blue Bird grew sales from $550 million to over $1 billion, delivered more than 10 points of market share growth, established itself as the unquestioned industry leader in alternative-fuel powered buses and became a publicly traded company in 2015. In addition, Phil’s strong commitment to recruiting key senior leadership has strengthened our ability to build on our recent success. The Board looks forward to Phil’s continued contribution to the Company and on the Board.”

Earlier in his 20-plus year career, Mr. Stevenson held various leadership roles in the commercial vehicle industry, including President and General Manager of Meritor WABCO and executive positions at Bridgestone Americas, Inc., Meritor, Inc., and Daimler Trucks North America, LLC. More recently, Mr. Stevenson served in various capacities including as an independent advisor for the public company Hyliion, Inc., a commercial electric powertrain provider, and was the founder of National Pool Partners GP, Inc. Prior to that, he was President of Terminix Residential, the largest subsidiary of ServiceMaster Global Holdings, Inc., a Fortune 1000 Company.

Mr. Stevenson has a Bachelor’s of Science in Management with a concentration in Marketing from Kettering University. He also has a Master of Business Administration from the Ross School of Business at University of Michigan.

About Blue Bird Corporation
Blue Bird is the leading independent designer and manufacturer of school buses, with more than 570,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

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